Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Announces Fourth Quarter and Full Year 2006 Results

Fourth Quarter and Full Year 2006 Highlights

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Fourth quarter net income of $19.8 million (including non-cash expenses of $19.6 million for depreciation and share based payment expense), or $0.39 per diluted share, up 22% from third quarter 2006. Full year 2006 net income was $51.2 million (including non-cash expenses of $65.5 million for depreciation and share based payment expense), or $1.11 per diluted share.

-	Declared fourth quarter dividend of $0.4375 per common share, an increase of 25% over third quarter 2006 dividend.

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Total aviation assets of $1.7 billion as of December 31, 2006, up 121% from December 31, 2005. Acquired $986.6 million of aviation assets in 2006, including the acquisition of four aircraft for $95.8 million in the fourth quarter. As of December 31, 2006, Aircastle also had commitments to acquire six additional aircraft for $230.8 million.

-	Successfully completed a $560.0 million aircraft portfolio securitization in June 2006 and a $240.5 million IPO in August 2006.

Subsequent Events

-	Agreed to acquire 38 aircraft for approximately $1.6 billion from affiliates of Guggenheim Aviation Investment Fund LP.

-	Successfully completed a follow-on public equity offering raising gross proceeds of $512.3 million.

-	Announced first quarter 2007 dividend of $0.50 per common share; a 14% increase over fourth quarter 2006 dividend and a 43% increase over the third quarter dividend.

Stamford, CT. March 15, 2007 - Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported fourth quarter net income of $19.8 million (including non-cash expenses of $19.6 million for depreciation and share based payment expense), or $0.39 per diluted share, representing a 22% increase over third quarter 2006. Fourth quarter revenue of $61.2 million increased 15% over the prior quarter.

Net income for the year ended December 31, 2006 was $51.2 million (including non-cash expenses of $65.5 million for depreciation and share based payment expense), or $1.11 per diluted share, and total revenue for the year was $189.3 million.

Investments in Aviation Assets

As of December 31, 2006 Aircastle owned $1.7 billion of aviation assets, including 69 aircraft leased to 32 lessees located in 23 countries, all of which were subject to operating leases. During 2006 Aircastle acquired $986.6 million of aviation assets including 37 aircraft for $893.9 million and debt investments of $92.7 million. Four aircraft were acquired for $95.8 million during the fourth quarter. In addition, Aircastle had outstanding commitments to acquire six aircraft for $230.8 million as of December 31, 2006.

On January 22, 2007 Aircastle entered into a definitive purchase agreement with Guggenheim Aviation Investment Fund LP (“GAIF”) to purchase 38 aircraft for an aggregate purchase price of approximately $1.6 billion. The aircraft are scheduled to be delivered through February 2009, with 28 of these aircraft scheduled for delivery in 2007. Since December 31, 2006 Aircastle acquired additional aviation assets for an aggregate purchase price of approximately $438.4 million, including five aircraft purchased from affiliates of GAIF.

Joe Adams, Deputy Chairman of Aircastle, commented, “In 2006 we were successful in executing our strategy to maximize shareholder returns. We acquired approximately $1billion of aviation assets and capitalized the business with a highly efficient and flexible securitization financing. With our $1.6 billion Guggenheim asset acquisition agreement, we have closed or committed to acquire $1.3 billion of investments for 2007 and we have $500 million in commitments for 2008. As a result, we have increased our dividend by 43% to $0.50 per share since our IPO last August and are working on incremental investments for 2007 and beyond.”

Aircastle’s CEO, Ron Wainshal, added, “During the past year we saw global demand for modern, fuel efficient aircraft intensify considerably, resulting in improved lease rates and terms for our portfolio of high utility assets.  With our lease roll-off largely addressed for 2007, our team is focused on sourcing attractive new investment opportunities and on placing aircraft with leases expiring in 2008.

We’re also pleased with the progress we’ve made from a portfolio standpoint.  Taking into consideration the Guggenheim transaction, we broadened and diversified our investments so that cargo aircraft accounts for approximately one third by value and lessee concentrations were reduced to a large extent so that now no single customer accounts for more than 10% of the portfolio by purchase price.  Further, our owned and committed aircraft customer base has increased to 48 lessees located in 27 countries around the world.”

Capital Markets Activity

On August 11, 2006, the Company completed its initial public offering, raising gross proceeds of $240.5 million. In conjunction with the GAIF acquisition agreement, Aircastle increased its capacity under its senior secured warehouse facility and its senior secured revolving credit facility to $1.25 billion and $450.0 million, respectively, and successfully completed a $512.3 million follow-on equity offering in February 2007. After completion of the follow-on equity offering, borrowing capacity under the revolving credit facility was reduced to $250.0 million.

On March 14, 2007 Aircastle announced that its Board of Directors had declared a first quarter cash dividend on its common shares of $0.50 per share, representing an increase of 14% over the dividend for the fourth quarter of 2006. This dividend is payable on April 13, 2007 to holders of record of Aircastle’s common shares on March 30, 2007. Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

Select Financial Data

($ in millions)	Three Months Ended		Year Ended
	12/31/05	12/31/06	12/31/05	12/31/06
Income Statement Data:
Revenues	$20.7	$61.2	$36.0	$189.3
Net income	$4.1	$19.8	$0.2	$51.2

($ in millions)	12/31/05	12/31/06
Balance Sheet Data:
Flight equipment held for lease	$746.1	$1,590.4
Debt securities	$26.9	$121.3
Total assets	$967.5	$1,918.7
Total liabilities	$556.6	$1,281.5
Total shareholders’ equity	$410.9	$637.2

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, March 15, 2007 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (877) 704-5381 (from within the U.S.) or (913) 312-1295 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Aircastle Year End Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Thursday, March 22, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.); please reference passcode "1840453.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of March 12, 2007 Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.23 billion and $1.44 billion, respectively, for a total of $3.67 billion, including 38 aircraft Aircastle has acquired or committed to acquire from affiliates of Guggenheim Aviation Investment Fund, LP.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire and lease aircraft, pay and grow dividends, realize gains or income from our debt investments, secure financing and increase revenues and earnings. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘plan(s)’’, ‘‘target(s)’’, ‘‘project(s)’’, ‘‘believe(s)’’, ‘‘will’’, ‘‘would’’, ‘‘seek(s)’’, ‘‘estimate(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our significant customer concentration; our continued ability to obtain additional capital to finance our growth; our continued ability to acquire aircraft at attractive prices; our continued ability to obtain favorable tax treatment in Bermuda and other jurisdictions; our ability to pay or maintain dividends; our ability to lease aircraft at favorable rates and maintain the value of our aircraft; the possibility that conditions to closing of certain transactions will not be satisfied; our ability to realize gains or income from our debt investments; general economic conditions and economic conditions in the markets in which we operate; competitive pressures within the industry and/or markets in which we operate; the creditworthiness of our airline customers; interest rate fluctuations; our ability to obtain certain required licenses and approvals; the impact of future terrorist attacks or wars on the airline industry; our concentration of leases in certain geographical regions; and other risks detailed from time to time in Aircastle’s filings with the Securities and Exchange Commission (‘SEC”), including our final Prospectus filed with the SEC pursuant to Rule 424(b) on February 8, 2007, and in our other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2005	December 31, 2006
ASSETS
Cash and cash equivalents	$79,943	$58,118
Accounts receivable	3,115	7,696
Debt securities, available for sale	26,907	121,273
Restricted cash and cash equivalents	40,652	106,069
Flight equipment held for sale	54,917	-
Flight equipment held for lease, net of accumulated depreciation of $14,685 and $70,478	746,124	1,590,355
Leasehold improvements, furnishings and equipment, net of accumulated depreciation of $165 and $694	1,529	1,506
Fair value of derivative assets	3,608	313
Aircraft purchase deposits	3,465	4,650
Other assets	7,272	28,723
Total assets	$967,532	$1,918,703
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings under credit facilities	$490,588	$442,660
Borrowings from securitization	-	549,400
Accounts payable, accrued expenses and other liabilities	12,038	31,216
Dividends payable	-	22,620
Payable to affiliates	105	132
Lease rentals received in advance	6,241	11,068
Repurchase agreements	8,665	83,694
Security deposits	20,143	39,767
Maintenance payments	16,946	82,914
Fair value of derivative liabilities	1,870	18,035
Total liabilities	556,596	1,281,506

Commitments and Contingencies	-	-
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2005 and 2006	$-	$-
Common shares, $.01 par value, 250,000,000 shares authorized, 40,000,000 shares issued and outstanding at December 31, 2005; and 51,621,279 shares issued and outstanding at December 31, 2006	400	516
Additional paid-in capital	400,009	630,154
Dividends in excess of earnings	(1,237)	(3,382)
Accumulated other comprehensive income	11,764	9,909
Total shareholders’ equity	410,936	637,197

Total liabilities and shareholders’ equity	$967,532	$1,918,703

Aircastle Limited and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,				Years Ended December 31,
	2005		2006		2005	2006
Revenues
Lease rentals		$19,931		$58,667	$32,978	$180,080
Interest income		717		2,450	2,942	9,038
Other revenue		41		56	106	209
Total revenues		20,689		61,173	36,026	189,327
Expenses
Depreciation		7,816		18,447	14,460	56,629
Interest (net of interest income of $827 and $1,887, and $1,364 and
$6,281, respectively for the three months and years ended
December 31, 2005 and 2006, respectively)		4,522		15,419	7,739	50,477
Selling, general and administrative (including non-cash share based payment expense of $160, and $1,156, and $409 and $8,885, respectively for the three months and years ended
December 31, 2005 and 2006)		4,645		6,647	12,595	27,866
Other expenses		250		359	1,171	1,588
Total expenses		17,233		40,872	35,965	136,560
Income (loss) from continuing operations
before income taxes		3,456		20,301	61	52,767
Income tax provision		479		507	940	4,960
Income (loss) from continuing operations		2,977		19,794	(879)	47,807
Earnings from discontinued operations,
net of income taxes		1,107		-	1,107	3,399
Net income (loss)		$4,084		$19,794	$228	$51,206

Basic earnings (loss) per share:
Income (loss) from continuing operations		$.07		$.39	$(.02)	$1.05
Earnings from discontinued operations,
net of income taxes		.03		-	.03	.07
Net income (loss) per share	$	. 10	$	. 39	$.01	$1.12
Diluted earnings (loss) per share:
Income (loss) from continuing operations		$.07		$.39	$(.02)	$1.04
Earnings from discontinued operations,
net of income taxes		.03		-	.03	.07
Net income (loss) per share		$.10		$.39	$.01	$1.11
Dividends paid per share		$-		$.194	$-	$.70

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